Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read Sub-Item 77K of Form N-SAR dated November 20, 2017, of Evanston Alternative Opportunities Fund and are in agreement with the statement contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
November 17, 2017







A member firm of Ernst & Young Global Limited